EXHIBIT (c)(1)


                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated June 11, 1986 (the "Agreement"), between DELTA AIR LINES, INC., a Delaware corporation (the "Purchaser"), and COMAIR, INC., an Ohio corporation (the "Company").

     WHEREAS, the Purchaser and the Company are parties to a joint marketing arrangement known as the "Delta Connection," which has been and continues to be mutually beneficial to the Purchaser and the Company;

     WHEREAS, the Purchaser and the Company deem it desirable and in their respective best interests that the Purchaser acquire a significant equity interest in the Company; and

     WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 1,850,000 shares (the "Shares") of the Company's authorized but unissued common stock, no par value (the "Common Stock"), at the price and on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

I.   SALE AND PURCHASE OF THE SHARES

     1.1 Shares to Be Sold. Subject to the terms and conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), the Company will issue, sell and




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deliver to the Purchaser, and the Purchaser will purchase from the Company, the
Shares for a purchase price of $9.125 per share.

     1.2 Consideration. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Company contained herein and in full payment for the Shares, at the Closing the Purchaser will deliver to the Company, in immediately available funds by wire transfer into an account designated by the Company at least one day in advance of the Closing, the sum of $16,881,250. At the Closing, the Company will deliver to the Purchaser certificates representing the Shares, duly executed by the Company and registered in the name of the Purchaser or its designee, such shares to bear the legend provided for in Section 8.5 hereof.

     1.3 Closing. The Closing of the purchase and sale of the Shares contemplated by this Agreement shall take place at the offices of the Purchaser at 10:00 A.M., local time, on the next business day following the satisfaction (or, if permitted, waiver) of the conditions set forth in Article V hereof or at such other time and place as the parties shall mutually agree.

II.  REPRESENTATION AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser as follows:

     2.1 Organization and Qualification. The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Ohio and has the requisite power and authority (corporate and otherwise) to own, operate and lease the properties it now


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owns, operates and leases and to conduct its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not, either individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company. The Company has previously delivered to the Purchaser accurate and complete copies of its Articles of Incorporation and Regulations as in effect on the date hereof.

     2.2 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorized this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming that this Agreement is a valid and binding agreement of the Purchaser) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     2.3 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 100,000 shares of preferred stock, no par value (the "Preferred Stock"), of the Company. As of the date of this Agreement, 7,709,425 shares of




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Common Stock are issued and outstanding, no shares of Common Stock are held in the Company's treasury, and no shares of the Preferred Stock are outstanding. In addition, as of the date of this Agreement, 130,044 shares of Common Stock are reserved for issuance upon the exercise of outstanding stock options granted under the Company's Employees Stock Option Plan -- 1981. All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth above, there are no outstanding options, warrants or other rights, agreements or commitments of any kind obligating the Company to issue any additional shares of its capital stock.

     2.4 Validity of the Shares; Etc. The Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The Purchaser will acquire good and valid title to the Shares, free of all claims, liens, options, charges, encumbrances and restrictions of any kind whatsoever, except as provided herein and restrictions on their transferability under the Securities Act of 1933, as amended (the "Securities Act").

     2.5 SEC Reports and Financial Statements. The Company has previously delivered to the Purchaser true and complete copies of its (i) Annual Reports on Form 10-K for the years ended March 31, 1984 and March 31, 1985, as filed with the Securities and Exchange Commission (the "SEC"); (ii) Quarterly Reports on Form 10-Q for the three months ended June 30, 1985, for the six months ended September 30, 1985 and for the nine months ended December




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                                       5

31, 1985, as filed with the SEC; (iii) proxy statements relating to all meetings of its shareholders (whether annual or special) held or scheduled to be held since April 1, 1983; and (iv) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by it with the SEC since April 1, 1983 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Filings were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise indicated in such financial statements or the notes thereto) and present fairly the financial condition, results of operations and changes in financial position of the Company as at the dates or for the periods indicated therein.

     2.6 Absence of Certain Changes or Events. Except as set forth in the SEC Filings, since December 31, 1985, the Company has conducted its business only in the ordinary and usual course and there has not been any event, change, or development which has affected or may affect materially and adversely the business, financial condition or results of operations of the Company.

     2.7 No Violation. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will
(i) violate, conflict with or result in a breach or any of the provisions of the Articles of Incorporation or



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Regulations of the Company or any note, bond, mortgage, indenture, deed of trust or other material agreement to which the Company is a party or to which the Company or any of its properties or assets may be subject or bound or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, ordinance, law, rule or regulation applicable to the Company or any of its properties or assets; except in each case, for such violations, conflicts or breaches which, either individually or in the aggregate, would not have any material adverse effect on the business, financial condition or results of operations of the Company.

     2.8 Governmental Approvals. No notice to, filing or registration with, or permit, authorization, consent or approval of, any governmental or regulatory agency or authority is necessary or required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) filings with the Securities and Exchange Commission, and (iii) other filings, registrations, permits, authorizations, consents or approvals relating to matters which, either individually or in the aggregate, are not material to the business, financial condition or results of operations of the Company.

III.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser hereby represents and warrants to the Company as follows:

     3.1 Authority Relative to this Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions



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contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement had been duly and validly executed and delivered by the Purchaser and (assuming that this Agreement is a valid and binding agreement of the Company) constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     3.2 Investment Intent. The Purchaser understands that the Shares and any other voting securities issued pursuant to this Agreement will not be registered under the Securities Act of 1933 and may not be sold or transferred for value without a registration or pursuant to an exemption from registration under that Act. Sales made under Securities and Exchange Commission Rule 144 may be made only under the applicable volume and other limitations of that Rule. Furthermore, Purchaser understands that the Company has no plans or obligations to register such Shares or other voting securities except as set forth in this Agreement.

IV.  COVENANTS

     4.1 The Company's Board of Directors. The Company agrees that, if the Purchaser shall so request, (i) as promptly as practicable after the Closing, it will take such action as may be necessary to cause the election to the Company's Board of Directors of one designee selected by the Purchaser and reasonably acceptable to the Company and (ii) for as long as the Purchaser owns at least 10% of the outstanding Common Stock, the Company will include at least one



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designee of the Purchaser reasonably acceptable to the Company on the slate of nominees for election as directors nominated by the Company's Board of Directors and will use its reasonable best efforts to assure that such individual is elected to the Company's Board of Directors (including, without limitation, by soliciting proxies in favor of such election).

     4.2 Equity Accounting. The Company will furnish to the Purchaser all information that is required by generally accepted accounting principles to enable the Purchaser to account for its investment in the Company pursuant to the equity method if the Purchaser elects or is required by generally accepted accounting principles to do so. To the extent reasonably requested by the Purchaser, the Company will, and will cause its employees, independent public accountants and other representatives to, provide information regarding the Company to, and otherwise cooperate with, the Purchaser so as to enable the Purchaser to prepare financial statements in accordance with generally accepted accounting principles and to comply with its reporting requirements and other disclosure obligations under applicable Federal securities laws and regulations.

     4.3 Registration Rights.

     (a) Demand Rights. If, at any time following the Closing, the Purchaser shall desire to sell any or all of the Shares or any voting securities acquired by the Purchaser pursuant to Section 4.4 hereof (for purposes of this Section
4.3 "Shares" shall include such voting securities), under circumstances requiring registration under the Securities Act, and shall so advise the Company by written notice (which notice shall specify the number of Shares proposed



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to be sold, describe the method of proposed sale and contain an undertaking by the Purchaser to provide all such information and to take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of such registration statement), the Company shall promptly prepare and file a registration statement with the SEC relating to such Shares and use its reasonable best efforts to cause such registration statement to become effective and remain effective for a period of not less than six months (or such lesser period as the parties may agree); provided, however, that the Company shall not be obligated to effect more than two such registrations. If the plan of distribution specified by the Purchaser with respect to any such registration involves the selection of a managing underwriter or underwriters, such managing underwriter or underwriters shall be chosen by the Purchaser, subject to the approval of the Company, which approval shall not be unreasonably withheld. In connection with any such registration, the Company will make such filings, and will use its reasonable best efforts to cause such filings to become effective, so that the Shares proposed to be sold shall be registered or qualified for sale under the securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the Shares covered by the registration statement; provided, however, that the Company shall not be required to register as a broker or dealer in any jurisdiction where it is not then so registered or to qualify to do business as a foreign corporation in any jurisdiction where it is not then so qualified or to file any general consent to service of process.




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     (b) Piggyback Rights. If, at any time following the Closing, the Company shall propose the registration under the Securities Act of an underwritten offering of shares of capital stock, the Company shall give written notice to the Purchaser of such proposed registration and will use its reasonable best efforts to include in such registration such number of Shares as the Purchaser shall request in writing within 15 days after the receipt of the Company's notice and to cause such Shares to be offered to the public on the same terms (including the method of distribution and, in the case of shares of the same class of stock, the offering price) applicable to the other shares of capital stock to be included in such offering; provided, however, that if the managing underwriter or underwriters of such offering shall determine in good faith and so advise the Company in writing that the number of shares of capital stock proposed to be sold in such offering (including the Shares proposed to be sold by the Purchaser) exceeds the number which can be sold in such offering, the Company shall be required to include in such offering only such number of Shares, which, when added to the number of shares of capital stock proposed to be sold by the Company in such offering, can, in the good faith judgment of the managing underwriter or underwriters, be sold without adversely affecting the success of the offering (in being understood, however, that if other holders of capital stock of the Company shall have requested the inclusion of their shares in such registration, the number of Shares held by the Purchaser and the number of shares of capital stock of the Company held by such other holders to be included in such offering shall be determined on a pro-rata basis).



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     (c) Expenses. The Company shall pay all fees and expenses in connection with any registration effected pursuant to this Section 4.3, except for underwriting discounts and commissions to brokers or dealers attributable to the Shares being sold by the Purchaser and the fees and disbursements of any counsel and accountants retained by the Purchaser in connection with such registration.

     (d) Indemnification. In the case of any registration effected pursuant to this Section 4.3, the Company and the Purchaser will each provide the other and any underwriter retained in connection therewith with customary indemnities.

     4.4. Preemptive Rights

     (a) If at any time after the issuance and sale of the Shares and for so long as the Purchaser owns at least 10% of the outstanding Common Stock, the Company proposes to issue any additional voting securities (excluding, however, up to 472,500 shares of Common Stock issuable pursuant to the Comair, Inc. Employees Stock Option Plan - 1981), the Company shall promptly advise the Purchaser in writing of the terms on which such voting securities are to be issued. The Purchaser shall have the right, which may be exercised at any time within 15 days following receipt of such notice, to acquire on the same terms and conditions as such proposed issuance (or, in the case of the issuance of any voting securities for consideration other than cash, at a cash price equal to the fair market value of such non-cash consideration on the date that the Company first agrees to issue such voting securities) the number of similar voting securities set forth hereinafter. The number of voting securities covered by each such right of the Purchaser



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shall be that number which, when added to all voting securities then owned by the Purchaser, would provide the Purchaser with the number of votes equal to the Purchaser's Current Percent of the total number of votes represented by all outstanding voting securities, after giving effect to the issuance of the voting securities giving rise to the operation of this Section 4.4 and the voting securities issuable to the Purchaser pursuant to this Section 4.4.

     (b) Notwithstanding the foregoing, the Company need not notify the Purchaser of the issuance of voting securities which in the aggregate represent less than 1% of the total number of votes represented by all then outstanding voting securities, but shall notify the Purchaser within 15 days after the end of each fiscal quarter of the Company (or more frequently if requested by the Purchaser) as to the number of voting securities so issued during such quarter. The Purchaser's right to purchase additional voting securities under this
Section 4.4 by reason of the issuance of such voting securities may, at the election of the Purchaser, be exercised at any time within 30 days following receipt of such notice or shall cumulate and may be carried forward and exercised by the Purchaser at the time of and together with the subsequent purchase of additional voting securities by the Purchaser pursuant to the next notice received by the Purchaser under Section 4.4(a).

     (c) For purposes of this Section 4.4, (i) the term "voting securities" shall mean any securities of the Company entitled to vote generally in the election of directors; (ii) the term "Purchaser's Current Percent" shall mean that percentage derived by dividing the total number of votes represented by all voting securities then held by the Purchaser by the total number of votes




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represented by all of the Company's outstanding voting securities immediately prior to the issuance of voting securities giving rise to the operation of this
Section 4.4; and (iii) the term "fair market value" of any non-cash consideration on the date in question shall mean the fair market value of such consideration as mutually agreed by the Company and the Purchaser, or if such parties are unable to agree, as determined by an investment banking firm mutually agreeable to both parties. In the event that the parties are unable to agree on an investment banking firm, then each party shall name its own investment banking firm and such firms shall select a third investment banking firm to determine the "fair market value" of any non-cash consideration. The fees and expenses of such third investment firm shall be borne equally by the Company and the Purchaser.

     (d) If and when Purchaser exercises any purchase rights under this Section 4.4, the purchase shall be closed within 20 days of the date of the notice of such exercise.

     4.5 Right of First Refusal. If at a time when the Purchaser owns at least 5% of the outstanding Common Stock, the Purchaser proposes to sell any voting securities (as defined in Section 4.4(c)) then owned by it either (i) to five or fewer persons pursuant to a registration statement prepared as a result of Purchaser's exercise of its demand rights under Section 4.3(a), or (ii) in a private sale without registration under the Securities Act, the Purchaser shall promptly advise the Company in writing of the price and terms on which such voting securities are to be sold and, if known, the intended purchaser of such voting securities. The Company or its designee shall have the right, which may be exercised at any time within 15 days following


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                                      14

receipt of such notice, to purchase all, but not less than all, of the voting securities proposed to be sold at the same price and on the same terms as such proposed sale; provided, however, that if such price is payable in whole or in part in consideration other than cash, the price payable by the Company shall be payable in cash and shall be equal to the fair market value of such non-cash consideration on the date the Purchaser first agrees to sell such voting securities, determined as provided in Section 4.4(c). If and when the Company exercises any purchase rights under this Section 4.5, the purchase shall be closed within 20 days of the date of the notice of such exercise. If the Company does not exercise its right to purchase the voting securities proposed to be sold, the Purchaser shall be free to sell such voting securities at the same price and on the same terms contained in the Purchaser's written notice to the Company within the one hundred twenty (120) day period following the expiration of the Company's fifteen (15) day exercise period.

     4.6 Limitation on Future Purchases.

     (a) The Purchaser agrees that, without the prior written consent of the Company (specifically expressed in a resolution adopted by a majority of the Company's Board of Directors other than the Purchaser's designee), neither it nor any corporation or any entity controlled by it (collectively, the "Purchaser Group"), will, directly or indirectly, acquire any shares of Common Stock (except by way of stock dividends, stock splits or other stock distributions made available to holders of Common Stock generally) if the effect of such acquisition would be to increase the aggregate ownership of shares of Common Stock then owned by all members of the Purchaser Group to greater than 25% of all shares of Common




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Stock then outstanding; provided, however, that: (i) it shall not be a violation of the foregoing limitation if the number of shares of Common Stock shall have decreased (by reason of repurchases of shares or other action taken by the Company) and the Purchaser Group shall thereby become the beneficial owner of more than 25% of the then outstanding shares of Common Stock and (ii) the foregoing limitation shall terminate and be of no further force and effect if any of the following events shall occur: (A) a tender or exchange offer is made or publicly proposed to be made by any person, entity or group (other than the Purchaser, any other member of the Purchaser Group or any other person, entity or group with whom the Purchaser or any other member of the Purchaser Group has any agreement or understanding or has communicated, either directly or indirectly, for the purposes of encouraging such offer) for shares of Common Stock which, if successful, would result in such person, entity or group beneficially owning more than 20% of the shares of Common Stock then outstanding, (B) any person, entity or group shall have acquired or publicly proposed to acquire beneficial ownership of more than 20% of the shares of Common Stock then outstanding, (C) any person, entity or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to the acquisition of all or substantially all of the assets of the Company or all of the outstanding shares of Common Stock by means of a merger, consolidation or other business combination with or involving the Company or (D) the Company shall have failed to comply in any material respect with its obligations under this Agreement.



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     (b) For purposes of this Section 4.6, (i) the term "beneficial ownership"
shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) the term "group" shall have the meaning set forth in Section 13(d)(3) of the Exchange Act.

     (c) The Company hereby agrees that if it shall appear to the Purchaser that shareholder approval may be required under applicable law for the Purchaser to acquire additional voting securities as permitted under the terms of this Agreement, and the Purchaser so requests in writing, the Company will use its reasonable best efforts to obtain such approval as expeditiously as possible; such efforts shall include but shall not be limited to the calling of a special meeting of shareholders and soliciting proxies from shareholders in favor of such proposed acquisition; provided, however, that such action shall not be required if the Company shall provide to the Purchaser an opinion of counsel satisfactory to the Purchaser to the effect that shareholder approval of the proposed acquisition is not required under applicable law.

     4.7 Covenant to Satisfy Conditions. Each of the parties hereto will use their respective reasonable best efforts, and cooperate with the other, to insure that the conditions set forth in Article V hereof are satisfied as promptly as practicable.

V.   CONDITIONS

     5.1 Conditions to Each Party's Obligations. The respective obligations of the Purchaser and the Company under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:




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                                      17

     (a) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect which would prevent the consummation of the transactions contemplated hereby; and

     (b) all applicable waiting periods under the HSR Act relating to the purchase and sale of the Shares pursuant to this Agreement shall have expired or been terminated.

     5.2 Conditions to Obligation of the Company. The obligations of the Company under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions:

     (a) the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be so performed and complied with by it at or prior to the Closing;

     (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such date; and

     (c) no action, suit, claim, investigation or proceeding before any court, governmental agency, commission, or administrative or regulatory authority, domestic or foreign, shall have been commenced and be pending which seeks to restrain, prevent or delay or to change the transactions contemplated hereby or which otherwise questions the validity or




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                                      18

legality of any such transactions; provided, however, that in the case of any action, suit, claim or proceeding brought by a person other than a governmental or regulatory authority, the condition set forth in this Section 5.2(c) shall be deemed to have been satisfied if the Company shall have received an opinion of counsel, reasonably satisfactory to the Company, to the effect that it is more likely than not that the relief sought therein will not be granted.

     5.3 Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions:

     (a) the Company shall have performed or complied in all material respects with all obligations and agreements required by this Agreement to be so performed or complied with by it at or prior to the Closing;

     (b) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such date; and

     (c) no action, suit, claim, investigation or proceeding before any court, governmental agency, commission, or administrative or regulatory authority, domestic or foreign, shall have been commenced and be pending which seeks to restrain, prevent or delay or to change the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions; provided, however, that in the case of any action, suit, claim or proceeding brought by a person other than a governmental or regulatory authority, the condition



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                                      19

set forth in this Section 5.3(c) shall be deemed to have been satisfied if the Purchaser shall have received an opinion of counsel, reasonably satisfactory to the Purchaser, to the effect that it is more likely than not that the relief sought therein will not be granted.

VI.  TERMINATION

     6.1 Termination. This Agreement may be terminated and the purchase and sale of the Shares contemplated hereby may be abandoned at any time prior to the Closing:

     (a) by mutual consent of the Purchaser and the Company;

     (b) by the Purchaser, on or after six months from the date of this Agreement, if any of the conditions to its obligations hereunder have not been met or waived by the Purchaser prior to such date;

     (c) by the Company, on or after six months from the date of this Agreement, if any of the conditions to its obligations hereunder have not been met or waived by the Company prior to such date; or

     (d) by the Purchaser if, after the date of this Agreement, there shall have occurred any event, change, or development which has affected or may affect materially and adversely the business, financial condition or results of operations of the Company.

     6.2 Effect of Termination. In the event of the termination of this Agreement by either the Purchaser or the Company as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of either party hereto or their respective directors, officers stockholders or agents, except that any such termination shall be without prejudice to the



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                                      20

rights of either party hereto arising out of the willful breach by the other party of any covenant or agreement contained in this Agreement.

VII. MISCELLANEOUS

     7.1 Brokers. The Company and the Purchaser each represent and warrant to the other that neither has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except that Purchaser has retained Dean Witter Reynolds, Inc., as its financial advisor and the Company has retained PaineWebber Incorporated as its financial advisor. The Purchaser and the Company each agree to indemnify and hold each other harmless from and against any and all claims, liabilities or obligations with respect to any such fees or commissions asserted by any person on the basis of any act or statement alleged to have been made by such party.

     7.2 Expenses. Each party shall pay its own expenses incurred in connection with this Agreement and the obligations contemplated hereby.

     7.3 Survival of Representations. All representations, warranties and agreements made by the Company and the Purchaser in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

     7.4 Adjustments. In the event of any change in the Common Stock by reason of stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the number and kind of shares subject to this Agreement and the price per Share to be paid hereunder shall be appropriately adjusted.



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                                      21

     7.5 Legend. The certificates representing the Shares and the Option Shares to be issued and delivered to the Purchaser pursuant to this Agreement shall bear a legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR (ii) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, AND IN COMPLIANCE WITH THE APPLICABLE LAWS OF ANY STATE OR OTHER JURISDICTION. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS ALSO SUBJECT TO RESTRICTIONS CONTAINED IN A STOCK PURCHASE AGREEMENT DATED ___________________, 1986, BETWEEN DELTA AIR LINES, INC. AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY AND WILL BE MAILED TO ANY SHAREHOLDER WITHOUT CHARGE WITHIN 5 DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.

     7.6 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     7.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     7.8 Amendment, Waiver. This Agreement may be amended only by a written instrument duly executed by both the parties hereto. To the extent permitted by law, any condition to a party's obligations hereunder may be waived in writing by such party.

     7.9 Parties in Interest. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company and the Purchaser and their respective successors and assigns. This Agreement may not be assigned by the parties hereto, except that the Purchaser may assign its rights hereunder to any directly or indirectly wholly owned subsidiary of Purchaser; provided, however, that no such assignment shall relieve the Purchaser of any of its obligations hereunder.

     7.10 Specific Performance. The Company acknowledges and agrees that the Purchaser would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

     7.11 Notices. All notices, claims, certificates, requests, demands and other communications hereunder ("notices") will be given in writing and will be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

     (a)  If to the Purchaser, to:

          Delta Air Lines, Inc.
          Hartsfield Atlanta International Airport
          Atlanta, Georgia 30320
               Attention: Chief Executive Officer

          Copy to:

          Senior Vice President-General Counsel & Secretary
          Delta Air Lines, Inc.
          Hartsfield Atlanta International Airport
          Atlanta, Georgia 30320

     (b)  If to the Company:

          Comair, Inc.
          Greater Cincinnati Airport
          P.O. Box 75021
          Cincinnati, Ohio  45275
               Attention: Chief Executive Officer

          Copy to:

          Keating, Muething & Klekamp
          18th Floor, Provident Tower
          One East Fourth Street
          Cincinnati, Ohio  45202
               Attention: Richard D. Siegel, Esq.

or, in either case, such other address as the person to whom notice is to be given may have previously furnished to the others in the manner set forth above.

     7.12 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law.

     7.13 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           DELTA AIR LINES, INC.


                                           By
                                             -----------------------------------
                                             Title
                                                  ------------------------------


                                           COMAIR, INC.


                                           By
                                             -----------------------------------
                                             Title
                                                  ------------------------------

"Delta Connection" Program
to be Enhanced.

                           DELTA AIR LINES TO ACQUIRE
                          SIGNIFICANT EQUITY INTEREST
                        IN CINCINNATI-BASED COMAIR, INC.

     ATLANTA, GA, May 29, 1986 -- Delta Air Lines, Inc. and Comair, Inc., a Cincinnati-based regional airline, jointly announced today that the Boards of Directors of each company have approved a purchase by Delta of approximately 20 percent of the voting securities of Comair. The purchase involves 1,850,000 newly-issued shares of Comair's common stock, at a price of $9.125 per share, for a total consideration to Comair of $16,881,250. The purchase remains subject to execution of a definitive purchase agreement, the normal waiting period under the Hart-Scott-Rodino Act, and certain other customary conditions. The transaction does not require approval by the Department of Transportation, and is expected to be concluded by the end of next month.

     Delta's Chairman of the Board and Chief Executive Officer David C. Garrett, Jr., said, "We are making this sizeable investment in Comair to solidify and enhance The Delta Connection program in which the two companies have successfully engaged during the past two years. This transaction, along with the purchase of an equity interest in Atlanta-based Atlantic Southeast Airlines announced earlier, is further evidence of our commitment to The Delta Connection program and is consistent with our objective of protecting and improving out strong position in the marketplace."

     Under The Delta Connection marketing program, Comair's flights in-and-out of its Cincinnati hub are timed to provide minimum connecting times to Delta's flights at that city, thereby providing passengers with excellent access to the entire systems of both carriers. Comair's flights are also shown under the Delta code designation in computer-automated reservations systems and in the Official Airline Guide, in order to make the coordinated schedules quickly available for travel agents and airline reservations personnel booking such flights. Passengers utilizing these Comair connecting flights are also given the advantage of cost-breaks inherent in through fares, and are offered a full range of promotional fares provided by Delta. In addition, passengers traveling on Comair's flights receive Delta Frequent Flyer credits.

     David R. Mueller, President and Chief Executive Officer of Comair, said, "We are extremely pleased with this strong commitment and vote of confidence by Delta. The capital infusion will facilitate our continued growth and rapid expansion. We are dedicated to protecting our respective positions of strength as major and regional airlines in the Midwest. We have been pleased with The Delta Connection program since its inception and feel this commitment by Delta reflects the extraordinary success both companies have enjoyed as a result of this marketing strategy. We are confident this transaction will prove beneficial to our employees and our shareholders as well."

     Comair will continue to operate as a wholly-separate company with its own management and operating policies. Comair stated that it presently plans no major change in the basic character of its operations but does plan to use the additional capital for more rapid growth.